Exhibit 99.01

Tonix Pharmaceuticals Announces New Board Member, Oye Olukotun, M.D.

NEW YORK, September 7, 2018 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix) today announced the appointment of Adeoye “Oye” Olukotun, M.D. to its Board of Directors, effective immediately. Dr. Olukotun assumes the seat held by Dr. Ernest Mario, who has stepped down from the position of company director that Dr. Mario has held since 2011.

Dr. Seth Lederman, Chief Executive Officer of Tonix commented, “We are pleased to welcome Dr. Olukotun to the Tonix Board, as he brings 30 years of biopharmaceutical operational and leadership experience that will be invaluable to Tonix as we grow the company. We look forward to the insights Dr. Olukotun will bring to the Board.”

“It’s a pleasure to join a company with such a strong sense of purpose and a dedicated and experienced management team,” said Dr. Olukotun. “I hope to offer a unique perspective to Tonix’s board and management team.”

“It has been my privilege to have worked with the board and management team of Tonix Pharmaceuticals,” said Dr. Mario. “I look forward to following the progress of the Company. I’m pleased to have been a part of Tonix from inception.”

Dr. Lederman commented, “We are grateful for Dr. Mario’s long service and multiple contributions. On behalf of the Board and management, I would like to thank Dr. Mario for his many contributions and dedicated service to Tonix. I wish him continued success in his future endeavors.”

Dr. Olukotun is the Chief Executive Officer of CR Strategies, LLC, which consults on clinical trial design and FDA strategy for pharmaceutical product development. He is the former Chief Executive Officer of EpiGen Pharmaceuticals, Inc. and the former Vice Chairman and Chief Executive Officer of CardioVax, Inc. He is also co-founder of VIA Pharmaceuticals and served as the company’s Chief Medical Officer. Dr. Olukotun has 30 years of experience in clinical research and drug development in the pharmaceutical industry. Before CardioVax and VIA, he was Chief Medical Officer of Esperion Therapeutics, Inc., a cardiovascular drug development company, until its acquisition by Pfizer in 2004. From 1996 to 2000, Dr. Olukotun was Vice President of Medical and Regulatory Affairs and Chief Medical Officer of Mallinckrodt Inc. Prior to joining Mallinckrodt, Dr. Olukotun spent 14 years at Bristol-Myers Squibb Company, including time at Squibb prior to the merger with Bristol Myers in 1989. At Squibb, Dr. Olukotun was part of the team that won FDA approval for two revolutionary drugs: Capoten® (captopril) and Pravachol® (pravastatin). Capoten was the first rationally designed drug and the first angiotensin converting enzyme (ACE) inhibitor to win FDA approval. Pravachol was the second statin to win U.S. FDA approval. Both became blockbusters and are still widely prescribed today as generics. The inventor of pravastatin, Professor Akira Endo won the Lasker-DeBakey Clinical Medical Research Award and the inventors of captopril, David Cushman and Miguel Ondetti won Albert Lasker Clinical Medical Research Award. Dr. Olukotun received his medical degree from Albert Einstein College of Medicine and obtained a Master of Public Health degree from Harvard School of Public Health. Dr. Olukotun is a Board-Certified cardiologist and a Fellow of the American College of Cardiology as well as the American Heart Association.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and biological products to improve biodefense through potential medical counter-measures. Tonix is developing Tonmya, which has been granted Breakthrough Therapy designation, as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for agitation in Alzheimer’s disease under a separate IND to support a Phase 2, potential pivotal, efficacy study and has been granted Fast Track designation by the FDA for this indication. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but by a unique mechanism and designed for daytime dosing. Tonix’s lead biologic candidate, TNX-801, is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2018, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke Partners

peter.vozzo@westwicke.com

(443) 213-0505